UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 14, 2010 (May 11, 2010)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or Other Jurisdiction of Incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street	37620
Bristol, Tennessee	(Zip Code)
(Address of principal executive offices)
(423) 989-8000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 11, 2010, King Pharmaceuticals, Inc. (“King”) entered into a Credit Agreement (the “Credit Agreement”) with Credit Suisse AG, as administrative agent (the “Administrative Agent”), collateral agent and swingline lender, and other banks and financial institutions party thereto. The Credit Agreement has a five year term and provides King with aggregate revolving credit commitments of $500.0 million, with a $20.0 million sublimit for swingline loans and a $50.0 million sublimit for the issuance of letters of credit. The Credit Agreement also provides for an incremental term loan facility in an aggregate amount of up to $500.0 million.
     King’s obligations under the Credit Agreement and the related loan documents are guaranteed by each of King’s domestic subsidiaries and secured by pledges by King and the subsidiary guarantors of certain of their respective assets, including equity interests in certain of King’s subsidiaries and intellectual property.
     King’s revolving borrowings under the Credit Agreement, other than swingline loans, will bear interest at annual rates that, at King’s option, will be either:
•	a base rate generally defined as the sum of (i) the greatest of (a) the prime rate of the Administrative Agent, (b) the federal funds effective rate plus 0.5% and (c) the one-month adjusted LIBO rate (by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars) plus 1.0% and (ii) an applicable percentage of 1.50%, 1.75% or 2.00%, depending on King’s corporate credit rating; or
•	an adjusted LIBO rate generally defined as the sum of (i) the product of (a) the LIBO rate (by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars) in effect for the relevant interest period and (b) a fraction, the numerator of which is one and the denominator of which is one minus certain maximum statutory reserves for eurocurrency liabilities and (ii) an applicable percentage of 2.50%, 2.75% or 3.00%, depending on King’s corporate credit rating.
     Swingline loans will bear interest at the base rate described above. If King makes any borrowings under the incremental term loan facility, those borrowings will bear interest at annual rates established at the time of such borrowings.
     The Credit Agreement contains customary representations and warranties and affirmative covenants. The Credit Agreement also contains certain covenants that restrict, among other things, the ability of King and its subsidiaries to incur additional indebtedness, permit certain liens to exist on their respective assets, enter into sale and leaseback transactions, make investments, loans and advances, undertake acquisitions, mergers and consolidations, sell assets, make dividend and other restricted payments, enter into transactions with affiliates, prepay, redeem or repurchase other indebtedness and make capital expenditures, in each case, subject to certain exceptions.
     The Credit Agreement also requires King to meet the following financial tests:
•	maintenance of a minimum consolidated EBITDA to consolidated interest expense ratio for periods of four consecutive fiscal quarters of 3.50 to 1; and
•	maintenance of a maximum total funded debt to consolidated EBITDA ratio of 3.0 to 1.
     The Credit Agreement also contains customary events of default, including events of default based on failures to make payments as and when required under the Credit Agreement, breaches of representations, warranties and covenants, defaults under certain other material indebtedness, the occurrence of certain bankruptcy and insolvency events related to King and certain of its subsidiaries, the levy of judgments in excess of specified amounts, the occurrence of certain ERISA events, certain impairments to the guarantees of King’s obligations under the credit facility, certain impairments of the security interests granted by King and the subsidiary guarantors in connection with the Credit Agreement and a change in control of King.

     Certain of the lenders under the Credit Agreement, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for King, its subsidiaries and certain of their affiliates, for which they receive customary fees and commissions.

Item 1.02.	Termination of a Material Definitive Agreement.
     On May 11, 2010, in connection with its entry into the Credit Agreement described in Item 1.01 above, King voluntarily terminated its Credit Agreement, dated as of April 19, 2007 (the “2007 Credit Agreement”), among King, Credit Suisse, Cayman Islands Branch, as administrative agent, as collateral agent and as swingline lender, and the banks and other financial institutions party thereto, as amended by Amendment No. 1, dated as of December 5, 2008, thereto, and its Term Loan Credit Agreement, dated as of December 29, 2008 (the “2008 Credit Agreement”, and together with the 2007 Credit Agreement, the “Terminated Credit Agreements”), among King, Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent, and the banks and other financial institutions party thereto. Descriptions of the terms and conditions of the Terminated Credit Agreements can be found in (i) King’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2009 and (ii) King’s Current Report on Form 8-K, filed with the SEC on December 11, 2008, both of which Current Reports are incorporated by reference into this Item 1.02.
     Certain of the lenders under the Terminated Credit Agreements, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for King, its subsidiaries and certain of their affiliates, for which they receive customary fees and commissions.
     King did not incur any penalties in connection with the early termination of the Terminated Credit Agreements.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KING PHARMACEUTICALS, INC.
By:	/s/ Joseph Squicciarino
	Name:	Joseph Squicciarino
	Title:	Chief Financial Officer

Dated: May 14, 2010